Exhibit 10.1

EMPLOYMENT SEPARATION AND CONSULTING AGREEMENT

This AGREEMENT is made as of March 31, 2004, between DEBRA A. JONES (“Jones”) and CORNERSTONE REALTY INCOME TRUST, INC., and its affiliates, subsidiaries, parent, predecessors, successors and assigns (referred to herein, collectively and individually, as “Cornerstone” or the “Company”).

REASONS FOR AGREEMENT

1.         Jones is being separated from her employment as Co-Chief Operating Officer with Cornerstone.

2.         Under Jones’s employment contract with the Company, and Company policy, Jones is only entitled to certain benefits as may be required under the Company’s applicable benefits policy.

3.         Jones has asked for additional severance benefits above and beyond those provided by contract and Company policy.

4.         The Company has agreed to provide certain additional benefits to Jones for the consideration from Jones specified below.

AGREEMENT

For and in consideration of the mutual promises and commitments specified herein, the parties agree as follows:

1.         Resignation. Effective March 31, 2004, Jones voluntarily resigned from her position as co-Chief Operating Officer of Cornerstone and as an employee of Cornerstone. Effective March 31, 2004, Jones ceased to have any executive, operational, managerial or employee rights, powers or duties with Cornerstone. Through September 30, 2006 (the “Separation Date”), Cornerstone will retain Jones as a consultant of Cornerstone upon the terms and conditions set forth herein (the “Consultancy”).

2.         Consulting Duties. During the Consultancy, Jones will be available to Cornerstone’s officers and their designees upon reasonable notice for consultation and specific assignments. During any such assignments, Jones will be reimbursed for reasonable and customary expenses in accordance with Cornerstone’s travel and expense reimbursement policies and procedures. Cornerstone agrees that the hours required of Jones under the Consultancy will not exceed twenty (20) hours per month.

3.         Compensation. For Jones’s commitments and undertakings in this Agreement, Cornerstone agrees to provide Jones with the following benefits:

(a) Until March 31, 2008, Jones and her family shall be permitted to participate in any Cornerstone sponsored medical and dental benefit plan to the same extent as she would have been permitted to participate as an executive member of management. Until September 30, 2006, Cornerstone shall pay the full employer premium cost and maintain coverage for Jones for her and her family’s medical and dental insurance coverage pursuant to the Company’s existing medical and dental benefit plan(s). For eighteen (18) months thereafter, Jones and her family may participate in and maintain such medical insurance coverage under the Company’s existing medical and dental benefit plan(s) at her expense.

Until March 31, 2008, in the event that the coverage currently available to Jones becomes substantially different from her current coverage, Jones can, at her option, procure an individual policy of coverage that will continue her medical and dental benefits at the current level. In the event Jones exercises her option prior to September 30, 2006, Cornerstone agrees that it will reimburse Jones for any costs she incurs in changing her coverage and for any and all taxes incurred as a result of the change in coverage until September 30, 2006. In the event Jones exercises this option after September 30, 2006, Cornerstone agrees that it will reimburse Jones for any amount above what Jones would have been paying under a company sponsored plan.

(b) During the Consultancy, Cornerstone will pay Jones at an annualized rate of One Hundred and Ninety Thousand Dollars ($190,000.00), payable in semi-monthly installments of approximately Seven Thousand Nine Hundred and Sixteen Dollars ($7,916.67).

i. Early Termination and Accelerated Payment Clause: Upon the occurrence of a “triggering event” prior to the Separation Date, Jones’s consulting duties hereunder will terminate and Cornerstone will promptly make a lump sum payment to Jones in an amount equal to the payments to which she would have been entitled pursuant to this Agreement had the Consultancy continued until the Separation Date. For purposes of this section, a “triggering event” occurs when (A) the shareholders of Cornerstone approve a reorganization, merger or consolidation which would result in the shareholders of Cornerstone immediately prior to such transaction owning less than a majority of the outstanding shares or voting power of the entity resulting from such transaction, (B) the shareholders of Cornerstone approve the liquidation or dissolution of Cornerstone or (C) the shareholders of Cornerstone approve the sale or other disposition of 50% or more of Cornerstone’s consolidated assets, earning power or capital stock.

(c) Ineligibility for Stock Options, Performance Shares, Bonuses, Etc. After the date hereof, Jones will no longer be eligible for any award or new grant of stock options or other stock compensation under the Cornerstone 1992 Incentive Plan, as amended and restated effective July 1, 2002 (the “Incentive Plan”) or any other stock compensation, bonus or similar or substitute program of Cornerstone (a “Stock Plan”).

(d) Options. All Cornerstone options previously granted to Jones will expire, vest or be exercisable in accordance with their terms.

(e) Tax. During the Consultancy, Cornerstone will withhold applicable taxes, including F.I.C.A., federal, state and local with respect to the payments arrangements described in this Agreement.

(f) Death. If Jones dies prior to the Separation Date, Jones’s designated beneficiary or beneficiaries would be entitled to the payments and medical and dental benefits contemplated by Section 3 of this Agreement when, and to the extent, such payment or benefits would otherwise have been payable or available hereunder.

(g) Restricted Stock Grant. The Company agrees to remove the remaining restrictions on shares of common stock issued to Jones on October 1, 2001. The effect of this will be to cause the restricted shares to vest immediately.

(h) Attorneys’ Fees. Cornerstone agrees to pay up to $10,000.00 of the attorneys’ fees charged Jones by Christian & Barton LLP on account of the firm’s representation of her in connection with the negotiation of this Agreement.

(i) Life Insurance. Cornerstone also agrees to maintain at its expense a life insurance policy of at least $100,000 and a short-term and long-term disability policy for Jones through Prudential or other carrier providing the same or superior coverage until September 30, 2006.

4.         General Release. In consideration for the compensation and benefits promised herein, Jones agrees, for herself and her heirs, representatives, successors and assigns, that she has been finally and permanently separated from employment with Cornerstone, and that she waives, releases and forever discharges Cornerstone, its owners, shareholders, directors, officers, employees and agents, from any and all claims, known or unknown, that she has or may have relating to or arising out of her employment with Cornerstone and the termination thereof, including but not limited to any claims of wrongful discharge, breach of express or implied contract, fraud, misrepresentation, defamation, liability in tort, claims of any kind that may be brought in any court or administrative agency, any claims under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, the Jones Retirement Income Security Act, the Fair Labor Standards Act, the Family and Medical Leave Act or any other federal, state or local law relating to employment, employee benefits or the termination of employment, or any other claim arising out of or relating to Jones’s employment, excepting only her benefits under Cornerstone’s profit sharing and pension plans, and the provisions of this Employment Separation and Consulting Agreement.

Cornerstone agrees to indemnify, defend and hold Jones harmless from any and all claims made against her arising out of the performance of her duties while employed by Cornerstone, except that Cornerstone shall have no obligation to indemnify, defend or hold Jones harmless with respect to any acts committed outside the scope of her employment, or which constituted willful misconduct, bad faith, reckless disregard of duties or violation of the criminal law. Jones shall immediately notify Cornerstone of any claims, and Cornerstone shall have the right to settle, defend, select counsel, and otherwise have the complete cooperation of Jones with respect to any claims.

5.         Special Release Notification. The General Release, paragraph 4, includes a release of all claims under the Age Discrimination in Employment Act (“ADEA”) and, therefore, pursuant to the requirements of the ADEA, Jones acknowledges the following:

(a) that she has been advised that this release includes, but is not limited to, all claims under the ADEA arising up to and including the date of execution of this release;

(b) that she has been advised to consult with an attorney and/or other advisor of her choosing concerning her rights and obligations under this release;

(c) that she has been advised to consider fully this release before executing it;

(d) that she has been offered ample time and opportunity, in excess of 21 days, to do so; and that this release shall become effective and enforceable 7 days following executing of this Employment Separation and Consulting Agreement by Jones, during which 7 day period Jones may revoke her acceptance of this Employment Separation and Consulting Agreement by delivering written notice to Martin Richards, Esq., McGuireWoods LLP, 901 East Cary Street, One James Center, Richmond, VA 23219.

6.         Non-Disclosure. Jones agrees that the terms of this Agreement are confidential, and agrees not to disclose the fact, terms or amount thereof to any person other than her attorney, income tax preparer or similar professional, or to her spouse and immediate family. To the extent that she discloses this information, Jones agrees to instruct such professional, spouse or immediate family member that this information is to be kept confidential.

7.         Section 16. Jones agrees to comply with any applicable reporting requirements under Section 16 of the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder, that may apply to Jones after the date of this Agreement. In addition, Jones acknowledges and agrees that any such applicable reporting requirements and related short-swing profit liabilities are solely her responsibility.

8.         Confidentiality. Jones agrees that she will not divulge or give anyone any confidential information obtained by her during her employment concerning Cornerstone’s business or affairs, including without limitation, information relating to inventions, improvements, processes, techniques and other proprietary information or trade secrets, and to the Company’s relationships with actual or potential customers or the needs or requirements of such customers. Jones also agrees not to disclose any information concerning any legal matters in which the Company is involved except as required by lawfully issued subpoena.

9.         Non-Competition. Jones agrees that during the term of this Agreement and for a period of six (6) months after the date this Agreement expires (September 30, 2006), she will not directly or indirectly, in the same or a similar capacity to the capacity in which Jones performed services for Cornerstone, engage in, represent, be employed by, affiliated with, or be connected with any competing business or activity within 100 miles of Richmond, Virginia.

Jones represents that the above restrictions are necessary to protect Cornerstone’s legitimate business interests, and that these restrictions will not prevent Jones from earning a livelihood.

10.         Non-Solicitation of Employees. Jones agrees that during the term of this Agreement and for a period of six (6) months after the date this Agreement expires (September 30, 2006), Jones will not, directly or indirectly, for herself or on behalf of any other person, partnership, company or corporation, induce or attempt to induce any of the employees of Cornerstone to terminate their employment.

11.       Injunctive Relief. In the event of a breach or threatened breach by Jones of the covenants set forth in this Agreement, Jones acknowledges that Cornerstone will be irreparably harmed and that monetary damages shall be an insufficient remedy to Cornerstone. Therefore, Jones consents to enforcement of the covenants in this Agreement by means of temporary or permanent injunction and other appropriate equitable relief in any competent court, in addition to any other remedies Cornerstone may have under this Agreement or otherwise.

12.       Dispute Resolution. Any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or validity hereof, except an injunction proceeding under either Sections 8, 9 or 10, shall be finally settled through binding arbitration by a sole, disinterested arbitrator in accordance with the Rules of the American Arbitration Association. The arbitrator shall be jointly selected by Jones and Cornerstone but, if Jones and Cornerstone do not agree on an arbitrator within thirty days after demand for arbitration is made by a party, the arbitrator shall be designated by the American Arbitration Association. The award of the arbitrator shall be final and conclusive, and the arbitration shall be concluded within six months of its commencement. Each party to the arbitration shall pay the compensation, costs, fees and expenses of its own witnesses, experts and counsel, and the compensation and any costs and expenses of the arbitrator shall be borne equally by the parties.

13.       Return of Company Property. Jones warrants that she has returned to Cornerstone all company equipment and materials received by her in the course of her employment, including without limitation, all paper and electronic company documents including memoranda, customer lists, price lists, marketing materials, reports and analyses, and all copies thereof, and that she has destroyed any electronic copies of such materials remaining in her possession after she has complied with the requirements of this paragraph. Notwithstanding the foregoing provision, Jones may retain her company-provided automobile (Mercedes Benz/VIN 4JGAB54E4YA148719) and desktop and laptop computers, provided, however, that all company proprietary and confidential information is removed from the computer before it will be released to Jones. Jones agrees to reimburse Cornerstone for the value of the 1997 Jeep Cherokee previously given to her and for a miscellaneous item in the amount of $628.77.

14.       Cooperation. Jones recognizes that, because of her former position with Cornerstone, it is important that Cornerstone’s shareholders, vendors, employees and customers perceive that her separation from Cornerstone is amicable. Jones agrees that she will continue to cooperate with Cornerstone by projecting a positive attitude toward Cornerstone, its shareholders, vendors, customers and employees, and its products. Similarly, Cornerstone agrees that it desires to project a positive attitude toward Jones.

15.       No Admission. It is understood and agreed that, prior to entering into this Agreement, Cornerstone has admitted no liability for the compensation provided herein or for any other benefits other than those provided by contract or Company policy. Cornerstone has entered into this Agreement solely for the purpose of maintaining an amicable and cooperative relationship between Jones and Cornerstone.

16.       Construction of Agreement. This Agreement shall be governed by and interpreted in accordance with the laws of the Commonwealth of Virginia. If any provision of this Employment Separation and Consulting Agreement is held invalid, such invalidity shall not invalidate the entire Agreement and the remainder of the Agreement shall not be affected. The parties agree that any suit or proceeding arising under this Agreement shall be brought solely in a federal or state court located in the City of Richmond, Virginia.

17.       Entire Agreement.

(a) The parties understand and agree that all terms of this Agreement are contractual and are not a mere recital, and represent and warrant that they are competent and possess the full and complete authority to covenant and agree as herein provided.

(b) Jones understands, agrees, and represents that the covenants made herein and the releases herein executed may affect rights and liabilities of substantial extent and agrees that the covenants and releases provided herein are in her best interest. Jones represents and warrants that, in negotiating and executing this Agreement, she has had an adequate opportunity to consult with competent counsel or other representatives of her choosing concerning the meaning and effect of each term and provision hereof, and that there are no representations, promises or agreements other than those expressly set forth in writing herein.

(c) This Agreement reflects the entire understanding of the parties with respect to the subject matter hereof and supersedes and terminates any prior employment Agreement and any other agreements between the parties, as well as all prior discussions or understandings between the parties. The terms of this Agreement may not be amended, deleted or modified except by prior written agreement signed by Jones and Cornerstone.

(d) The parties have carefully read this Agreement in its entirety; fully understand and agree to its terms and provisions; intend and agree that it is final and binding and understand that, in the event of a breach, either party may seek relief, including damages, restitution and injunctive relief, at law or in equity, in a court of competent jurisdiction.

[The next page is the signature page.]

IN WITNESS WHEREOF, and intending to be legally bound, the parties have executed the foregoing Employment Separation & Consulting Agreement this 31st day of March, 2004.

March 31, 2004	/S/ DEBRA A. JONES
Date	DEBRA A. JONES

CORNERSTONE REALTY INCOME TRUST, INC.

March 31, 2004	By:	/S/ GLADE M. KNIGHT

Date		Its Chief Operating Officer